Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Generac Holdings, Inc. Amended and Restated 2010 Equity Incentive Plan of our reports dated March 9, 2012, with respect to the consolidated financial statements and schedules of Generac Holdings, Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
August 7, 2012